UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 30, 2012

Applied DNA Sciences, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 215
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d - (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - (c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

    (b) On November 30, 2012, Mr. Gerald Catenacci advised the Board of Directors of Applied DNA Sciences, Inc. (the “Company”) that he would not stand for re-election as a director of the Company at the Company’s 2013 Annual Meeting of Stockholders.

    (e) On November 30, 2012, the Board of Directors of the Company increased the annual  salary payable to Dr. James A. Hayward, Chairman, President and Chief Executive Officer of the Company, from $225,000 to $350,000. In addition, the Board granted a cash bonus of $150,000 to Dr. Hayward which would be payable upon the closing of an additional $5.5 Million investment by Crede CG II, Ltd. (“Crede”)  agreed to occur on the date a registration statement is declared effective by the Securities and Exchange Commission relating to the resale of shares of Common Stock issued or to be issued to Crede.

    On November 30, 2012, the Board of Directors of the Company increased the annual salary payable to Mr. Kurt H. Jensen, Chief Financial Officer of the Company, from $225,000 to $315,000. In addition, the Board granted a cash bonus of $100,000 to Mr. Jensen.

    On November 30, 2012, the Board of Directors of the Company granted a cash bonus of $10,000 to Mr. Ming-Hwa Liang, Chief Technology Officer and Secretary of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

	By:	/s/ James A. Hayward
James A. Hayward Chairman, President and Chief Executive Officer

Date: December 5, 2012